Exhibit 5

IMH FINANCIAL CORPORATION
7001 N. Scottsdale Rd #2050
Scottsdale, AZ 85253

July 24, 2014

SRE Monarch, LLC
980 N. Michigan Avenue, Suite 1660
Chicago, Illinois 60611

Ladies and Gentlemen:

This letter will confirm our agreement that pursuant to and effective as of the purchase of 5,595,148 shares of Series B-2 Cumulative Convertible Preferred Stock (the “Preferred Stock”) of IMH Financial Corporation, a Delaware corporation (the “Company”), by SRE Monarch, LLC, a Delaware limited liability company (“Investor”), Investor will be entitled to the following contractual management rights with respect to the Company and its Subsidiaries (collectively, the “Company Entities”), in addition to any rights to non-public financial information, inspection rights and other rights specifically provided to Investor and its Affiliates, pursuant to the Transaction Documents and certain other agreements to which the Company is party, entered into, executed and delivered to Investor on the date hereof.  All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Series B-2 Cumulative Convertible Preferred Stock Subscription Agreement, dated as of the date hereof, by and between the Company and Investor.

1. If Investor is not represented on Company’s board of directors (the “Board”), a representative of Investor shall be entitled to consult with and advise members of the management team of each of the Company Entities (“Management”) on significant business issues, including Management’s proposed annual operating plans, and Management will meet with a representative of Investor regularly during each year at the Company’s facilities at mutually agreeable times for such consultation and advice and to review progress in achieving said plans.  The Company agrees to consider, in good faith, the recommendations of Investor (or its representative) in connection with such consultation and advice regarding the management of the Company Entities.

2. If Investor is not represented on Company’s Board, a representative of Investor may examine the books and records of the Company Entities and each of their facilities periodically, not to exceed two (2) times in any fiscal quarter, and may request information at reasonable times and intervals concerning the general status of the Company’s financial condition and operations, including access to the Company’s outside advisers and consultants, provided that access to highly confidential proprietary information and facilities need not be provided.

3. If Investor is not represented on the Board, the Company shall, concurrently with delivery to the Board, give a representative of Investor copies of all notices, minutes, consents and other material that the Company provides to its directors, except that such representative of Investor may be excluded from access to any material or meeting or portion thereof if the Board determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information, or for other similar reasons.  Upon reasonable notice and at a scheduled meeting of the Board or such other time, if any, as the Board may determine, such representative of Investor may address the Board with respect to Investor’s concerns regarding significant business issues facing the Company.

The Company shall cause its Subsidiaries to comply with the rights granted to you under this letter.

Investor agrees, and any representative of Investor shall agree, to hold in confidence and trust and not use or disclose any confidential information provided to or learned by it by exercise of its rights under this letter.

This letter may not be amended, except by a written instrument signed by Investor and the Company.

Except as otherwise expressly provided herein, the rights described herein shall terminate and be of no further force or effect upon the earlier of (a) the date that Investor ceases to beneficially own any securities of the Company; (b) the consummation of the sale of the Company’s securities pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended, in connection with the firm commitment underwritten offering of its securities to the general public; or (c) the consummation of a merger or consolidation of the Company that is effected (i) for independent business reasons unrelated to extinguishing such rights; and (ii) for purposes other than (A) the reincorporation of the Company in a different state; or (B) the formation of a holding company that will be owned exclusively by the Company’s stockholders and will hold all of the outstanding shares of capital stock of the Company’s successor.  The confidentiality obligations referenced herein will survive any such termination.

For the avoidance of doubt, except as expressly provided herein, the rights described herein are in addition to, and in no way limit, the rights granted to Investor pursuant to the Transaction Documents.

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Very truly yours, IMH FINANCIAL CORPORATION

By:	/s/ Steven T. Darak
Name:	Steven T. Darak
Title:	Chief Financial Officer

(Signature Page to Management Rights Letter)

Agreed and accepted this 24th day of

July, 2014

SRE MONARCH, LLC

By: Singerman Real Estate Management Company, L.P.
Its: Manager

By:       /s/ Seth Singerman
Name:  Seth Singerman
Title:    Manager

(Signature Page to Management Rights Letter)